Exhibit 99.1

News Release

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN

REPORTS RECORD OPERATING REVENUE OF $14.4 BILLION AND

$0.58 DILUTED EARNINGS PER SHARE FOR THE JUNE QUARTER

Company Raises Expectations for Fiscal 2006 Diluted Earnings Per Share to a

Range of $2.16 to $2.24

VALLEY FORGE, PA, July 25, 2006 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal third quarter ended June 30, 2006. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP). All prior year share and per share amounts referenced in this news release were adjusted to reflect the Company’s December 2005 two-for-one stock split.

Fiscal Third Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.58, including a $0.01 benefit from special items, up 21 percent.

•	Record operating revenue of $14.4 billion, up 15 percent.

•	Cash flow from operations of $178 million.

Fiscal Nine Month Highlights

•	Diluted earnings per share from continuing operations of $1.65, up 31 percent.

•	Record operating revenue of $42.0 billion, up 13 percent.

•	Cash flow from operations of $881 million.

“Our June quarter results were excellent with pharmaceutical distribution continuing its strong performance and PharMerica improving,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our record operating revenue was again above our expectations, and our outstanding earnings per share performance was driven by solid results in pharmaceutical distribution, including continued strong growth in our specialty business, improvement in PharMerica and our significant reduction in interest expense. With nearly $1.7 billion in cash, our balance sheet continues to be strong and our financial flexibility significant.”

News Release

Discussion of Results

AmerisourceBergen’s operating revenue was a record $14.4 billion in the third quarter of fiscal 2006 compared to $12.6 billion for the same period last year, a 15 percent increase. Bulk deliveries in the quarter were $1.2 billion, up 1 percent over last fiscal year’s third quarter.

Consolidated operating income in the fiscal 2006 third quarter increased 12 percent to $188.8 million, primarily due to the strong revenue growth in both reported segments. Consolidated operating income was positively impacted by a gain in gross profit of $4.6 million from pharmaceutical manufacturer antitrust litigation cases. Facility consolidations, employee severance and other expenses had a net positive impact of $86,000, which included a $17.3 million gain from the sale of the former Bergen Brunswig headquarters building in Orange, California, offset by $17.2 million in expenses. Of the $17.2 million in expenses, $13.9 million was for an increase in a compensation accrual due to an adverse decision in an employment-related dispute with a former Bergen Brunswig chief executive officer whose employment was terminated well before the start of the merger discussions that created AmerisourceBergen.

In the prior year’s fiscal third quarter, consolidated operating income benefited from a net gain of $7.8 million including a gain from a manufacturer antitrust case, a charge due to a generic manufacturer bankruptcy, and a write-down of certain automation inventory, all reflected in gross profit. Facility consolidations and employee severance expenses in the year-ago quarter resulted in a charge of $3.7 million.

In the third quarter of fiscal 2006, the Company had approximately $600,000 of net interest income compared with $11.3 million in net interest expense in the prior year’s third quarter, reflecting an increase in cash invested at higher interest rates and reduced interest rates on the Company’s long-term debt.

The effective tax rate for the third quarter of fiscal 2006 was 36.9 percent, up slightly from 36.4 percent in the previous fiscal year’s third quarter. Going forward, the Company expects the quarterly tax rate to be between 37 percent and 38 percent.

Diluted earnings per share from continuing operations were $0.58 in the third quarter of fiscal 2006, compared to $0.48 in the previous fiscal year’s third quarter, a 21 percent increase. Special items in the third quarter of fiscal 2006, which include the gains from the antitrust litigation and the

News Release

facility consolidations, employee severance and other expenses, resulted in a benefit, net of tax, of $2.9 million, or $0.01 per diluted share. In the same period of the previous fiscal year, there were $2.6 million of special items, net of tax, which increased diluted earnings per share by $0.01.

Diluted average shares outstanding for the third quarter of fiscal year 2006 were 207.3 million, down 1.5 million from the previous fiscal year’s third quarter due to share repurchases, net of option exercises. Total outstanding shares at the end of June were 201.2 million. The Company repurchased $374 million of its stock in the June quarter, and in the first nine months of fiscal 2006 has repurchased $506 million of its stock, exceeding its target for the fiscal year of $400 million to $450 million.

Cash generated from operations in the third quarter of fiscal year 2006 was $178 million and in the first nine months of fiscal 2006 was $881 million.

For the first nine months of fiscal 2006, AmerisourceBergen’s operating revenue was $42.0 billion compared to $37.0 billion for the same period last year, a 13 percent increase. Bulk deliveries in the nine-month period of the current fiscal year decreased 2 percent to $3.5 billion.

Consolidated operating income in the first nine months of the fiscal year increased 15 percent over the previous fiscal year’s nine-month period to $553.4 million primarily due to strong revenue growth in both segments.

For the first nine months of fiscal 2006, diluted earnings per share from continuing operations were $1.65, a 31 percent increase from $1.26, before the cumulative effect of a change in accounting, in the same nine-month period last year.

“In the quarter, another solid performance in Pharmaceutical Distribution was aided by improving performance in PharMerica,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “Drug Corporation’s revenue growth was again driven by our larger, lower-margin customers and new business, while contributions from our fee-for-service agreements and generic pharmaceuticals programs continued to be the primary drivers of gross margin. Our Canadian operations also contributed to performance, and AmerisourceBergen Canada announced an agreement to purchase Rep-Pharm, Inc., a distributor whose addition is expected to increase annual Canadian operating revenue to $1.4 billion, making the Company the second largest distributor in Canada.

“Optimiz®, our program to enhance the efficiency of our distribution center network, continued to improve our cost structure, and the last of six new large distribution centers under the program became operational in Bethlehem, PA, during the quarter. Our customer-focused Transform program to improve value to the customer and deliver better margins for the Drug Corporation also aided performance.

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“Our Specialty Group, which had more than $9 billion in revenue over the last twelve months, continued to grow faster than the broader pharmaceutical marketplace. Its market-leading oncology businesses continued their strong revenue and earnings performance, while the Group’s other distribution businesses benefited from, among other things, new distribution agreements for biotech drugs.

“The Packaging Group continued to expand its growing pipeline of contract packaging programs for manufacturers and to broaden its compliance packaging solutions for healthcare providers. The integration of Brecon Pharmaceuticals Limited, a contract and clinical trials packager located in Wales, United Kingdom, which was acquired in the previous quarter, is proceeding smoothly. Brecon expands the Group’s geographical reach to include packaging for the European and Asian markets.

“Our PharMerica segment improved in the third quarter even as its long-term care pharmacy business continues to be in a transition year due to the implementation of Medicare Part D. Revenues increased 8 percent over the previous fiscal year’s third quarter, due to the long-term care business’s ability to capitalize on its national footprint and deploy new technology offerings to customers.”

Segment Review

AmerisourceBergen operates in two reportable segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, and Packaging Group) and PharMerica (which includes the long-term care pharmacy and workers’ compensation businesses). Intersegment sales of $211.4 million in the third quarter of fiscal 2006 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Record operating revenue of $14.2 billion in the third quarter of fiscal 2006 was up 15 percent compared to the same quarter in the previous fiscal year.

Strong growth in the Drug Corporation, primarily in large accounts and new business, coupled with continued strong performance in the Specialty Group, drove operating revenues above the Company’s expectations. Pharmaceutical Distribution customer mix in the third quarter of fiscal 2006 was 59 percent institutional and 41 percent retail.

For the segment, gross profit as a percentage of operating revenue in the third quarter of fiscal 2006 was 3.03 percent, compared to 2.96 percent in the same period in the prior fiscal year. Operating expenses as a percentage of operating revenue in the fiscal 2006 third quarter were 1.93 percent, slightly higher than the 1.91 percent in the prior year’s third quarter, reflecting the impact of acquisitions.

News Release

Segment operating income for the fiscal 2006 third quarter was $156.7 million, a 20 percent increase over the same period in fiscal 2005. Operating income as a percentage of operating revenue in the third quarter of fiscal 2006 was 1.10 percent, ahead of the 1.05 percent in the same quarter last fiscal year, and in the first nine months of fiscal 2006 was 1.14 percent, a 10 basis point increase over the first nine months of fiscal 2005. In the fiscal 2005 third quarter, segment operating income was negatively impacted by a charge of $13.5 million for a generic manufacturer’s bankruptcy and product rationalization in the Company’s technology business.

PharMerica Segment

PharMerica’s revenue for the third quarter of fiscal 2006 was a record $424.0 million, an 8 percent increase over the previous year’s third quarter. Operating income for the third quarter of fiscal 2006 was $27.5 million, a 33 percent increase over the $20.6 million for the same quarter last year, reflecting improved cost control and a reduction in a sales tax liability of $3.2 million in the workers’ compensation business. Operating income as a percentage of revenue was 6.48 percent in the third quarter of fiscal 2006, well above internal expectations. For the first nine months of fiscal 2006, operating income as a percentage of revenue was 4.99 percent, and the Company now expects operating margin to be at the higher end of its previously announced 4 percent to 5 percent range for fiscal year 2006.

Looking Ahead

“We expect the fiscal year 2006 operating revenue growth to be in a range of 12 percent to 13 percent, an increase from our previous range of 10 percent to 12 percent, which assumes 9 percent to 11 percent growth in the fiscal fourth quarter,” said Yost. “Our expected slower growth in the coming quarter partially reflects the loss of two accounts totaling $1.5 billion in annualized revenue which moved to another distributor sooner than expected after they were acquired by a company supplied by a competitor.

“We also are increasing, as well as narrowing, the range on our expectations for diluted earnings per share on a GAAP basis in the 2006 fiscal year to a range of $2.16 to $2.24 from the previous range of $2.06 to $2.21. This fiscal 2006 guidance assumes a fiscal fourth quarter range of $0.51 to $0.59 with no net impact from special items in the quarter. The new fiscal year guidance range also reflects the net benefit of $0.11 from special items including litigation gains; facility consolidations, severance and other costs; and the fiscal second quarter tax adjustments and investment

News Release

gains, all recognized in the first nine months of fiscal 2006. Expectations for fiscal 2006 diluted earnings per share continue to include the impact of $0.04 to $0.05 for equity compensation expense. For fiscal 2006, we expect operating margins from the Pharmaceutical Distribution segment to be at the lower end of our previously stated range of 1.15 percent to 1.25 percent due to customer mix.

“Our expectation for cash flow from operations for fiscal 2006 is being raised to a range of $700 million to $800 million from the previous estimate of $600 million to $700 million.

“We repurchased $506 million of our stock during the first nine months of fiscal 2006, exceeding our target for the fiscal year. With $244 million remaining on our current share repurchase program, we expect to continue to be active, depending on market conditions, during the fourth fiscal quarter.”

Yost concluded, “As is our normal practice, we will provide guidance for fiscal year 2007 in early November when we release the results for fiscal year 2006.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on July 25, 2006. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: 651-291-5254, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. July 25, 2006 until 11:59 p.m. August 1, 2006. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 835590
(320) 365-3844 from outside the U.S., access code: 835590

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

News Release

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $59 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica long-term care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; the Pharmaceutical Distribution segment’s ability to continue to successfully transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2005.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2006	% of Operating Revenue	Three Months Ended June 30, 2005	% of Operating Revenue	% Change
Revenue:
Operating revenue	$14,446,280	100.00%	$12,603,893	100.00%	15%
Bulk deliveries to customer warehouses	1,240,035		1,228,073		1%

Total revenue	15,686,315		13,831,966		13%

Cost of goods sold	15,129,136		13,329,897		13%

Gross profit	557,179	3.86%	502,069	3.98%	11%
Operating expenses:
Distribution, selling and administrative	346,394	2.40%	310,112	2.46%	12%
Depreciation and amortization	22,027	0.15%	19,602	0.16%	12%
Facility consolidations, employee severance, and other	(86)	0.00%	3,747	0.03%	-102%

Operating income	188,844	1.31%	168,608	1.34%	12%

Other loss	87	0.00%	291	0.00%	-70%

Interest (income) expense, net	(584)	0.00%	11,271	0.09%	-105%

Income from continuing operations before income taxes	189,341	1.31%	157,046	1.25%	21%

Income taxes	69,873	0.48%	57,202	0.45%	22%

Income from continuing operations	119,468	0.83%	99,844	0.79%	20%

Loss from discontinued operations, net of tax	—		5,067

Net income	$119,468	0.83%	$94,777	0.75%	26%

Earnings per share:
Basic
Continuing operations	$0.58		$0.48		21%
Discontinued operations	—		(0.02)

Net income	$0.58		$0.46		26%

Diluted
Continuing operations	$0.58		$0.48		21%
Discontinued operations	—		(0.02)
Rounding	—		(0.01)

Net income	$0.58		$0.45		29%

Weighted average common shares outstanding:
Basic	204,830		207,564
Diluted	207,335		208,840

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine Months Ended June 30, 2006	% of Operating Revenue	Nine Months Ended June 30, 2005	% of Operating Revenue	% Change
Revenue:
Operating revenue	$42,031,309	100.00%	$37,047,741	100.00%	13%
Bulk deliveries to customer warehouses	3,528,832		3,611,227		-2%

Total revenue	45,560,141		40,658,968		12%

Cost of goods sold	43,913,821		39,200,558		12%

Gross profit	1,646,320	3.92%	1,458,410	3.94%	13%
Operating expenses:
Distribution, selling and administrative	1,017,366	2.42%	900,183	2.43%	13%
Depreciation and amortization	63,263	0.15%	60,303	0.16%	5%
Facility consolidations, employee severance, and other	12,318	0.03%	10,717	0.03%	15%
Impairment charge	—	0.00%	5,259	0.01%	N/A

Operating income	553,373	1.32%	481,948	1.30%	15%

Other income	(4,956)	-0.01%	(1,150)	0.00%	N/A

Interest expense, net	13,272	0.03%	47,868	0.13%	-72%
Loss on early retirement of debt	—		1,015	0.00%	N/A

Income from continuing operations before income taxes and cumulative effect of change in accounting	545,057	1.30%	434,215	1.17%	26%

Income taxes	199,023	0.47%	163,636	0.44%	22%

Income from continuing operations before cumulative effect of change in accounting	346,034	0.82%	270,579	0.73%	28%

Loss from discontinued operations, net of tax	298		15,263
Cumulative effect of change in accounting, net of tax	—		10,172

Net income	$345,736	0.82%	$245,144	0.66%	41%

Earnings per share:
Basic
Continuing operations	$1.67		$1.27		31%
Discontinued operations	—		(0.07)
Cumulative effect of change in accounting	—		(0.05)

Net income	$1.67		$1.15		45%

Diluted
Continuing operations	$1.65		$1.26		31%
Discontinued operations	—		(0.07)
Cumulative effect of change in accounting	—		(0.05)

Net income	$1.65		$1.14		45%

Weighted average common shares outstanding:
Basic	207,061		212,632
Diluted	209,503		217,522

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,658,340	$966,553
Short-term investment securities available-for-sale	—	349,130
Accounts receivable, net	3,146,606	2,640,646
Merchandise inventories	4,471,178	4,003,690
Prepaid expenses and other	28,451	27,673

Total current assets	9,304,575	7,987,692
Property and equipment, net	512,623	514,758
Other long-term assets	3,049,844	2,878,724

Total assets	$12,867,042	$11,381,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,529,909	$5,292,253
Current portion of long-term debt	2,545	1,232
Other current liabilities	907,540	758,611

Total current liabilities	7,439,994	6,052,096

Long-term debt, less current portion	1,082,212	951,479

Other long-term liabilities	114,556	97,242

Stockholders' equity	4,230,280	4,280,357

Total liabilities and stockholders' equity	$12,867,042	$11,381,174

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30, 2006	Nine Months Ended June 30, 2005
Operating Activities:
Net income	$345,736	$245,144
Adjustments to reconcile net income to net cash provided by operating activities	136,904	137,746
Changes in operating assets and liabilities	398,222	867,660

Net cash provided by operating activities	880,862	1,250,550

Investing Activities:
Capital expenditures	(89,174)	(163,592)
Cost of acquired companies, net of cash acquired	(248,718)	(3,460)
Proceeds from sale-leaseback transactions	28,143	22,211
Proceeds from sale of discontinued operations	—	3,560
Proceeds from sales of property and equipment	49,612	—
Proceeds from sale of equity investment and eminent domain settlement	7,582	—
Net short-term investment activity	349,130	(309,160)

Net cash provided by (used in) investing activities	96,575	(450,441)

Financing Activities:
Net borrowings (repayments)	123,817	(280,000)
Purchases of common stock	(505,964)	(786,192)
Exercise of stock options	115,714	91,773
Cash dividends on common stock	(15,570)	(7,992)
Deferred financing costs and other	(3,647)	(4,470)

Net cash used in financing activities	(285,650)	(986,881)

Increase (decrease) in cash and cash equivalents	691,787	(186,772)

Cash and cash equivalents at beginning of period	966,553	871,343

Cash and cash equivalents at end of period	$1,658,340	$684,571

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Operating Revenue	2006	2005	% Change
Pharmaceutical Distribution	$14,233,624	$12,426,079	15%
PharMerica	424,026	393,031	8%
Intersegment eliminations	(211,370)	(215,217)	2%

Operating revenue	$14,446,280	$12,603,893	15%

	Three Months Ended June 30,
Operating Income	2006	2005	% Change
Pharmaceutical Distribution	$156,718	$130,486	20%
PharMerica	27,483	20,600	33%
Facility consolidations, employee severance, and other	86	(3,747)	102%
Gain on antitrust litigation settlements	4,557	21,269	-79%

Operating income	$188,844	$168,608	12%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.03%	2.96%
Operating expenses	1.93%	1.91%
Operating income	1.10%	1.05%

PharMerica
Gross profit	28.47%	28.67%
Operating expenses	21.99%	23.43%
Operating income	6.48%	5.24%

AmerisourceBergen Corporation
Gross profit	3.86%	3.98%
Operating expenses	2.55%	2.65%
Operating income	1.31%	1.34%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Operating Revenue	2006	2005	% Change
Pharmaceutical Distribution	$41,459,337	$36,536,623	13%
PharMerica	1,245,969	1,169,742	7%
Intersegment eliminations	(673,997)	(658,624)	-2%

Operating revenue	$42,031,309	$37,047,741	13%

	Nine Months Ended June 30,
Operating Income	2006	2005	% Change
Pharmaceutical Distribution	$471,545	$381,736	24%
PharMerica	62,161	76,094	-18%
Facility consolidations, employee severance, and other	(12,318)	(10,717)	-15%
Gain on antitrust litigation settlements	31,985	40,094	-20%
Impairment charge	—	(5,259)	N/A

Operating income	$553,373	$481,948	15%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.05%	2.97%
Operating expenses	1.92%	1.92%
Operating income	1.14%	1.04%

PharMerica
Gross profit	27.92%	28.54%
Operating expenses	22.93%	22.03%
Operating income	4.99%	6.51%

AmerisourceBergen Corporation
Gross profit	3.92%	3.94%
Operating expenses	2.60%	2.64%
Operating income	1.32%	1.30%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options and restricted stock. Additionally, the diluted calculation for the nine months ended June 30, 2005 considers the convertible subordinated notes as if converted during the period that the notes were outstanding and, therefore, the after-tax effect of interest expense related to those notes is added back to income from continuing operations in determining income from continuing operations available to common stockholders for that period.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Income from continuing operations before cumulative effect of change in accounting	$119,468	$99,844	$346,034	$270,579
Interest expense - convertible subordinated notes, net of income taxes	—	—	—	2,539

Income from continuing operations available to common stockholders	$119,468	$99,844	$346,034	$273,118

Weighted average common shares outstanding - basic	204,830	207,564	207,061	212,632
Effect of dilutive securities:
Stock options and restricted stock	2,505	1,276	2,442	1,026
Convertible subordinated notes	—	—	—	3,864

Weighted average common shares outstanding - diluted	207,335	208,840	209,503	217,522

Earnings per share:
Basic
Continuing operations	$0.58	$0.48	$1.67	$1.27
Discontinued operations	—	(0.02)	—	(0.07)
Cumulative effect of change in accounting	—	—	—	(0.05)

Net income	$0.58	$0.46	$1.67	$1.15

Diluted
Continuing operations	$0.58	$0.48	$1.65	$1.26
Discontinued operations	—	(0.02)	—	(0.07)
Cumulative effect of change in accounting	—	—	—	(0.05)
Rounding	—	(0.01)	—	—

Net income	$0.58	$0.45	$1.65	$1.14